Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-222556, No. 333-200778, No. 333-163669 and No. 333-154792 on Form S-8 of General Finance Corporation of our report dated September 7, 2018 (May 14, 2019 as to the effects of the material weakness) relating to the consolidated financial statements, the financial statement schedule listed in Item 15(a), and the effectiveness of internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of General Finance Corporation’s internal control over financial reporting because of a material weakness), appearing in this Amendment No. 1 to Annual Report on Form 10-K/A.

/s/ Crowe LLP

Sherman Oaks, California

May 14, 2019